Exhibit 99.2

          ADVANCED ACCESSORY SYSTEMS ANNOUNCES EXTENSION OF THE CONSENT
           PAYMENT DEADLINE FOR TENDER OFFER FOR 10 3/4% SENIOR NOTES

     STERLING HEIGHTS, MICH., June 19, 2006 - As announced by Advanced Accessory Systems, LLC ("AAS") and AAS Capital Corporation ("AAS Capital") on June 16, 2006, consents by the required holders of a majority of their outstanding 10 3/4% Senior Notes due 2011 (the "Senior Notes") not held by the Companies or their affiliates were not obtained by the Consent Payment Deadline (as defined in the Offer to Purchase and Consent Solicitation Statement of AAS and AAS Capital) in the previously announced cash tender offer to purchase any and all of their Senior Notes. The Consent Payment Deadline for the Senior Notes has been extended to 5:00 p.m., New York City time, today, unless otherwise extended or terminated by AAS and AAS Capital. As a result of the extension, holders will have until the new Consent Payment Deadline to receive the Consent Payment (as defined in the Offer to Purchase and Consent Solicitation Statement of AAS and AAS Capital). Holders who have previously tendered their Senior Notes do not need to re-tender their Senior Notes or take any other action in response to the extension.

Concurrently, Advanced Accessory Holdings Corporation ("Holdings" and together with AAS and AAS Capital, the "Companies") announced on June 16, 2006 that consents by the required holders of a majority of its outstanding 13 1/4% Senior Discount Notes due 2011 (the "Discount Notes") not held by the Companies or their affiliates were obtained by the Consent Payment Deadline (as defined in the Offer to Purchase and Consent Solicitation Statement of Holdings) in the previously announced cash tender offer to purchase any and all of its Discount Notes.

Except for the extension of the Consent Payment Deadline for the Senior Notes as described above, the Offers to Purchase and Consent Solicitation Statements of the Companies remain in full force and effect.

The obligation of AAS, AAS Capital and Holdings to accept for payment and purchase notes that are tendered, and pay for the related consents in each of the tender offers is conditioned on, among other things, consents to the proposed amendments to the respective indentures from the holders of at least a majority in principal amount of the Senior Notes and a majority in principal amount at maturity of the Discount Notes not owned by AAS, AAS Capital or Holdings, or any of their affiliates and the completion of the Thule acquisition of certain of AAS's assets and businesses. If the tender offer for the Senior Notes fails, then the conditions to the Thule acquisition will fail and, therefore, even though requisite consents for the tender offer for the Discount Notes are received and not withdrawn, the purchase of the Discount Notes in the tender offer for the Discount Notes will not be consummated unless the relevant conditions to that tender offer are waived.

The tender offers and consent solicitations are made solely on the terms and subject to the conditions set forth in the respective Offer to Purchase and Consent Solicitation Statements of the Companies. Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell the Senior Notes or the Discount Notes. It also is not a solicitation of consents to the proposed amendments to either of the indentures governing the Senior Notes and Discounts Notes, respectively.